Exhibit 99.1

Access National Reports 39th Consecutive Quarterly Profit

RESTON, Va.--(BUSINESS WIRE)--April 21, 2010--Access National Corporation (NASDAQ: ANCX), holding company for Access National Bank, reported first quarter net income of $1.2 million compared to a record $2.7 million recorded in the first quarter of 2009. This represents the company’s 39th consecutive quarterly profit. Earnings per diluted share were $0.11 for the quarter ended March 31, 2010, compared to $0.19 per diluted share in the fourth quarter of 2009 and $0.26 in the first quarter of 2009. The decrease in earnings is primarily due to an $8.5 million decrease in gains on sale of loans as a result of a 66.1% decrease in mortgage loan originations. Earnings for the first quarter of 2010 were adversely impacted by $557 thousand in expenses associated with other real estate owned.

Income before taxes from the banking segment increased 44.4% to $1.5 million for the first quarter of 2010 compared to $1.0 million for the first quarter of 2009. Income before taxes from the mortgage segment decreased from approximately $4.0 million for the first quarter of 2009 to $778 thousand for the first quarter of 2010.

Return on Average Assets for the first quarter of 2010 annualized was 0.74% compared to 1.45% for the same period in 2009. Return on average equity annualized was 7.0% for the first quarter of 2010 compared to 17.7% in the prior year. Book value per common share was $6.52 at March 31, 2010 compared to $5.92 at March 31, 2009, an increase of 10.1%.

Assets totaled $637.4 million at March 31, 2010 compared to $755.2 million at March 31, 2009. The decrease in total assets is due to a decrease of $54.4 million in cash and due from banks and a $60.0 million decrease in total loans.

Deposits totaled $460.2 million at March 31, 2010 compared with $546.6 million at March 31, 2009, a decrease of $86.4 million. The decrease is due to fluctuations in commercial non-interest bearing balances and deliberate reductions in rate sensitive time deposits.

Net interest margin for the quarter ended March 31. 2010 was 3.58% improved from 3.24% for the first quarter of 2009 and 3.57% for the fourth quarter in 2009.

Non-performing assets (NPAs) at March 31, 2010 totaled approximately $13.5 million or 2.12% of total assets and are comprised of non-accrual loans totaling $9.4 million and OREO of $4.1 million. As of the date of this release, approximately $3.2 million in NPAs have been resolved or are in process of resolutions.

At March 31, 2010 loans held for investment decreased approximately $15.9 million from March 31, 2009 primarily due to a decline in quality loan demand. Loans held for sale decreased $44.1 million as mortgage loan originations declined from $ 439.1 million in the first quarter of 2009 to $148.9 million for the first quarter of 2010.

Access National Corporation and its subsidiary bank continue to exceed standards of being “Well Capitalized” as defined under banking regulations. The ratio of total equity to total assets at March 31, 2010 was 10.86% compared to 8.07% at March 31, 2009.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank serving the business community of the greater DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. Shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may,” “could,” “expect,” “believe,” anticipate,” “intend,” “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

Access National Corporation
Consolidated Balance Sheet

	March 31,	December 31,	March 31,
	2010	2009	2009
(In Thousands)

ASSETS

Cash and due from banks	$4,346	$5,965	$6,483

Interest bearing balances and federal funds sold	14,651	25,256	66,877

Securities available for sale - at fair value	77,687	47,838	83,802

Loans held for sale - at fair value	49,705	76,232	93,829

Loans held for investment
net of allowance for loan losses of $9,256, $9,127
and $7,641, respectively	460,472	477,437	477,982

Premises, equipment and land	8,694	8,759	9,081

Other assets	21,826	25,392	17,181

Total assets	$637,381	$666,879	$755,235

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$68,058	$69,782	$114,316

Savings and interest bearing deposits	154,087	138,988	91,472

Time deposits	238,055	257,875	340,850

Total deposits	460,200	466,645	546,638

Short-term borrowings	52,923	64,249	76,999

Long-term borrowings	40,360	46,330	54,240

Subordinated debentures	6,186	6,186	6,186

Other liabilities and accrued expenses	8,495	15,691	10,261

Total Liabilities	568,164	599,101	694,324

SHAREHOLDERS' EQUITY
Common stock $0.835 par value; 60,000,000 authorized;
issued and outstanding, 10,615,313, 10,537,428
and 10,294,229 shares, respectively	8,864	8,799	8,596

Surplus	18,931	18,552	17,611

Retained earnings	41,487	40,377	33,719

Accumulated other comprehensive (loss) income	(65)	50	985

Total shareholders' equity	69,217	67,778	60,911

Total liabilities and shareholders' equity	$637,381	$666,879	$755,235

Access National Corporation
Consolidated Statement of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
(In Thousands Except for Share Data)	2010	2009	2009

INTEREST INCOME
Interest and fees on loans	$7,872	$8,416	$8,667

Interest on federal funds sold and bank balances	37	42	32

Interest on securities	350	485	980
Total interest income	8,259	8,943	9,679

INTEREST EXPENSE
Interest on deposits	1,968	2,281	3,081

Interest on other borrowings	706	797	855
Total interest expense	2,674	3,078	3,936
Net interest income	5,585	5,865	5,743

Provision for loan losses	198	1,248	1,369
Net interest income after provision for loan losses	5,387	4,617	4,374

NON-INTEREST INCOME
Service charges and fees	160	135	134

Gain on sale of loans	5,240	10,995	13,789

Other Income	623	1,701	1,237
Total non-interest income	6,023	12,831	15,160

NON-INTEREST EXPENSE
Salaries and benefits	5,252	6,678	7,505

Occupancy and equipment	684	602	632

Other operating expense	3,567	7,229	6,743
Total non-interest expense	9,503	14,509	14,880
Income before income tax	1,907	2,939	4,654

Income tax expense	691	892	1,990
NET INCOME	1,216	$2,047	$2,664

Earnings per common share:
Basic	$0.12	$0.19	$0.26
Diluted	$0.11	$0.19	$0.26

Average outstanding shares:
Basic	10,572,017	10,500,700	10,267,385
Diluted	10,589,506	10,529,169	10,311,653

Financial Highlights

			Composition of Deposits
			(Dollars In Thousands)
	March 31, 2010		December 31,2009		March 31,2009
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total

Demand deposits	$68,058	14.79%	$69,782	14.95%	$114,317	20.91%
Interest-bearing demand deposits	28,378	6.17	25,918	5.56	14,654	2.68
Savings and money market	100,688	21.88	103,070	22.09	76,817	14.05
Brokered deposits	76,570	16.64	129,660	27.79	146,621	26.82
Time deposits	186,506	40.52	138,215	29.61	194,229	35.54
Total Deposits	$460,200	100.00%	$466,645	100.00%	$546,638	100.00%

			Composition of Loan Portfolio
			(Dollars in Thousands)
	March 31, 2010		December 31, 2009		March 31, 2009
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total

Commercial	$72,193	15.37%	$72,628	14.93%	$64,714	13.33%
Commercial real estate	215,969	45.98	220,301	45.28	223,090	45.94
Real estate construction	39,910	8.50	41,508	8.53	45,755	9.42
Residential real estate	140,195	29.85	150,792	30.99	150,684	31.03
Consumer and other	1,461	0.30	1,335	0.27	1,380	0.28
Total loans	$469,728	100.00%	$486,564	100.00%	$485,623	100.00%
Less allowance for loan losses	9,256		9,127		7,641
	$460,472		$477,437		$477,982

Financial Highlights (continued)

	Performance and Capital Ratios
	(Dollars In Thousands)
	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Return on average assets	0.74%	1.19%	1.45%
Return on average equity	7.01%	12.07%	17.67%
Net interest margin	3.58%	3.57%	3.24%
Efficiency ratio - Bank only	71.71%	60.41%	58.62%
Total equity to assets	10.86%	10.16%	8.07%
Banking segment - income before taxes	$1,461	$1,247	$1,012
Mortgage segment - income before taxes	$778	$2,003	$3,952
Other segments - income before taxes	$(332)	$(311)	$(310)
Mortgage loan originations	$148,941	$311,326	$439,103
Allowance for losses on mortgage loans sold	$3,768	$3,332	$1,953

Financial Highlights (continued)

	Yield on Average Earning Assets and Rates on Average Interest Bearing Liabilities

	Three Month Period Ended
	March 2010			December 2009			March 2009
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars In Thousands)
Assets:
Interest earning assets:
Securities	$53,073	$350	2.64%	$55,333	$485	3.51%	$78,135	$980	5.02%
Loans(1)	508,241	7,872	6.20%	543,239	8,416	6.20%	553,531	8,667	6.26%
Interest bearing balances	62,813	37	0.24%	59,475	42	0.28%	76,785	32	0.17%
Total interest earning assets	624,127	8,259	5.29%	658,047	8,943	5.44%	708,451	9,679	5.46%
Non-interest earning assets:
Cash and due from banks	7,205			7,947			5,470
Premises, land and equipment	8,731			12,360			13,620
Other assets	23,930			16,023			13,912
Less: allowance for loan losses	(9,371)			(8,500)			(7,695)
Total non-interest earning assets	30,495			27,830			25,307
Total Assets	$654,622			$685,877			$733,758

Liabilities and Shareholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$23,484	$43	0.73%	$27,168	$55	0.81%	$11,743	$27	0.92%
Money market deposit accounts	129,783	393	1.21%	108,792	392	1.44%	71,197	240	1.35%
Savings accounts	4,135	10	0.97%	4,512	12	1.06%	4,663	17	1.46%
Time deposits	243,516	1,522	2.50%	276,849	1,822	2.63%	366,079	2,797	3.06%
Total interest bearing deposits	400,918	1,968	1.96%	417,321	2,281	2.19%	453,682	3,081	2.72%
FHLB Advances	17,708	203	4.59%	22,285	238	4.27%	23,859	221	3.71%
Securities sold under agreements to repurchase and fed fund purchased	24,356	28	0.46%	20,780	25	0.48%	26,695	38	0.57%
Other short-term borrowings	15,067	34	0.90%	17,023	41	0.96%	24,038	57	0.95%
FHLB long-term borrowings	12,645	94	2.97%	17,282	141	3.26%	34,623	305	3.52%
FDIC term note	29,997	295	3.93%	29,997	299	3.99%	16,331	171	4.19%
Subordinated Debentures	6,186	52	3.36%	6,186	53	3.43%	6,186	63	4.07%
Total interest-bearing liabilities	506,877	2,674	2.11%	530,874	3,078	2.32%	585,414	3,936	2.69%
Non-interest bearing liabilities:
Demand deposits	67,291			79,085			79,705
Other liabilities	11,068			8,058			8,346
Total liabilities	585,236			618,017			673,465
Shareholders' Equity	69,386			67,860			60,293
Total Liabilities and Shareholders' Equity:	$654,622			$685,877			$733,758

Interest spread(2)			3.18%			3.12%			2.78%

Net interest margin(3)		$5,585	3.58%		$5,865	3.57%		$5,743	3.24%

(1) Loans placed on nonaccrual status are included in loan balances
(2) Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(3) Net interest margin is net interest income, expressed as a percentage of average earning assets.

Financial Highlights (continued)

Summary of Non-Performing Assets	March 31, 2010
(In Thousands)
Non-Performing Loans
CRE - 4 Office Condos - No.Va. one borrower - Listed for sale	$2,251
CRE - Owner occupied Industrial Building - Chantilly VA - Bankruptcy	3,157
CRE - Office condo - Ashburn VA - Sold & settled in April*	286
CRE - Church - Suburban MD - Listed for sale	690
CRE - Industrial land - Washington D.C. - Listed for sale or lease	379
SFR Construction - Leesburg VA - Contract Pending*	1,488
SFR - No Va - Transferred to REO in April	430
SFR - Suburban MD - Listed for sale	599
SFR Construction - NC - Lot listed for sale	49
C&I - 3 Loans to operating businesses in Northern VA	118
Total Non-Performing Loans	$9,447

Other Real Estate Owned
CRE - Office building - Baltimore MD - Listed for sale	$2,273
CRE - Office, Manassas VA - Contract Pending*	1,440
SFR - Suburban MD - Listed for sale	360
Total Other Real Estate Owned	$4,073

Total Non-Performing Assets	$13,520

* Completed and pending resolutions total	$3,214

Financial Highlights (continued)

	Asset Quality Trend Profile

	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
(Dollars in Thousands)	March 31, 2010	December 31, 2009	December 31, 2008

Total assets	$637,381	$666,879	$702,324
Total loans held for investment	$469,728	$486,564	$485,929

Allowance for Loan Losses - beginning balance	$9,127	$7,462	$7,462
Charge Offs	$(392)	$(5,310)	$(5,560)
Recoveries	$324	$911	$137
Net Charge Offs	$(68)	$(4,399)	$(5,423)
Provision for Loan Losses	$198	$6,064	$5,423
Allowance for Loan Losses - ending balance	$9,256	$9,127	$7,462

Allowance for loan losses/loans held for investment	1.97%	1.88%	1.53%

Delinquent 30 - 90 days	$845	$1,267	$6,459
Percentage of Loans Delinquent	0.18%	0.26%	1.33%

Non-accrual loans	$9,447	$7,032	$2,875
OREO	$4,073	$5,111	$4,455
Total non-performing assets (NPAs)	$13,520	$12,143	$7,330
NPAs to total assets	2.12%	1.82%	1.04%

Allowance for Loan Losses/NPAs	68.46%	75.16%	101.80%
OREO expense	$459	$1,497	$22
Gain/(loss) on sale of REO	$(98)	$20	$25

	Stock Information

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Market price of common stock:
High	$6.77	$6.85	$5.17
Low	$5.54	$5.86	$3.80
Close	$6.13	$5.90	$4.60
Book value per share	$6.52	$6.43	$5.92
Number of common shares outstanding	10,615,313	10,537,428	10,294,229

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100